Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of TradeUP Global Corporation on Amendment No. 3 to Form F-4 (File No. 333-260418) of our report dated March 3, 2021, except for Notes 4 and 5 which are dated April 22, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of TradeUP Global Corporation as of February 19, 2021 and for the period from January 26, 2021 (date of inception) through February 19, 2021 included in the Registration Statement. We also consent to the reference to our firm under the heading “Experts” in the Prospectus.

/s/ Friedman LLP

New York, New York

January 27, 2022